Exhibit 2.4

                  REORGANIZATION AND STOCK PURCHASE AGREEMENT

This REORGANIZATION stocktickerAND STOCK PURCHASE AGREEMENT dated as of May 5, 2008 (this "Agreement") is by and between NT Holding Corp., a Nevada corporation ("NTH"), and Health Source Technologies, Inc., a Nevada corporation ("HST", and together with NTH, the "Parties").

          WHEREAS, the Board of Directors of NTH deems it advisable and in the Best interest of the corporation and its shareholders to acquire 100% of the equity of HST in exchange for a majority interest in NTH;

          WHEREAS, the shareholders of HST desire to acquire a majority interest in NTH in exchange for 100% of the equity of HST;

          AND WHEREAS, the parties hereto intend that the transaction contemplated hereby shall be completed as a tax-free exchange of stock;

     NOW, THEREFORE, in consideration for the mutual promises contained herein, the Parties hereby agree to the following terms and conditions of this Reorganization and Stock Purchase Agreement.

     1.     Pre-Closing  Actions  of NTH.  Immediately  upon  execution  of this
            ---------------------------
Agreement and prior to any Closing as set forth herein, NTH shall undertake the following actions:

          (a) The Board of Directors of NTH shall unanimously approve and deliver to Cutler Law Group (the "Escrow Agent") in escrow (the "Escrow") board and/or shareholder resolutions (as required) with respect to (a) approving all of the transactions set forth herein; (b) completing a 1 for 25 reverse stock split of NTH common stock; (c) directing the size of the Board of Directors to be 3 members; (d) electing Ron Howell, Dr. Jim Forsythe & Terry White to the board of directors of NTH as designated by HST, (and (e) approving a name change of the corporation to "HST Global, Inc. (the "NTH Board Resolutions").

          (b) NTH shall prepare and file a 14C Information Statement with the US Securities and Exchange Commission to complete a 1 for 25 reverse stock split and to change the name of the Company to HST Global, Inc.

          (c)  NTH  shall  deliver or cause to be delivered to Escrow a total of
     (i) 66,000,000 shares of common stock of NTH (the "Common Shares") and (ii) 1,000,000 shares of preferred stock of NTH, each preferred share convertible into 405 shares of NTH common stock (the "Preferred Shares"), all for delivery to shareholders or other designees of HST as advised to Escrow prior to closing (collectively the "Escrowed NTH Shares").

          (d) NTH shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

          (e) Until April 25, 2008 (the "Due Diligence Period"), NTH shall make available to HST and HST's employees, attorneys, accountants, financial advisors,

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     agents  and  representatives  during  normal business hours all information concerning the operation, business and prospects of NTH as may be reasonably requested by HST. NTH will cooperate with HST for the purpose of permitting HST to discuss NTH's business and prospects with customers, creditors, suppliers and other persons having business dealings with such party, including without limitation providing access to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of NTH, provided that such access will not materially interfere with the normal business operations of NTH.

     2.     Pre-Closing  Action  ofHST.  Immediately  upon  execution  of  this
            --------------------------
Agreement and prior to the Closing as set forth herein, HST shall undertake the following actions:

          (a) The Board of Directors of HST shall execute and deliver resolutions unanimously approving all of the transactions set forth herein.

          (b) The shareholders of HST shall deliver to Cutler Law Group in escrow certificates representing 1,500 shares of common stock of HST (the "Escrowed HST Shares"), representing 100% of the issued and outstanding equity of HST, for delivery to NTH at Closing.

          (c) HST shall have delivered $25,000 to NTH as a non-refundable deposit prior to the date of this Agreement (the "Deposit"). NTH represents and acknowledges that HST has completed this obligation

          (d) HST shall deliver to NTH (i) cash equal to Two Hundred Thousand and (ii) a promissory note for Two Hundred Seventy-Five Thousand Dollars ($275,000) (the "Note"), a form of which is attached hereto. With the original Deposit of $25,000 which NT acknowledges, total consideration is $500,000.

          (e) During the Due Diligence Period, HST shall make available to NTH and NTH's employees, attorneys, accountants, financial advisors, agents and representatives during normal business hours all information concerning the operation, business and prospects of HST as may be reasonably requested by NTH. HST will cooperate with NTH for the purpose of permitting NTH to discuss HST's business and prospects with customers, creditors, suppliers and other persons having business dealings with such party, including without limitation providing access to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of HST, provided that such access will not materially interfere with the normal business operations of HST.

     3.     Conditions to Closing. The parties' obligation to close the proposed
            ---------------------
Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

          (a) The representations and warranties of NTH as set forth in Section 6 herein shall remain true and correct as of the Closing Date and no material adverse change to the financial condition of NTH shall have occurred.

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          (b)  The representations and warranties of HST as set forth in Section
     7 herein shall remain true and correct as of the Closing Date and no material adverse change in the business or financial condition of HST shall have occurred.

          (c) All the documents necessary to be filed with local, state and federal authorities (including the Securities and Exchange Commission) are prepared, and to the extent applicable, filed.

          (d) NTH shall have provided the NTH Board Resolutions and any other documents or approval required to complete the transactions contemplated hereby and in the NTH Board Resolutions.

          (e) NTH shall retain its good standing as a publicly traded company under the Securities Exchange Act of 1934, trading on the over-the-counter bulletin board under the symbol "NTHH.OB".

          (f) HST shall have prepared and delivered to NTH within 60 days of Closing audited and unaudited financial statements which if filed at the time received would be complete and compliant with Regulation S-X, Section 310, sufficient for the combined entities to file any and all filings required by the US Securities and Exchange Commission (the "HST Financial Statements").

          (g) NTH shall have completed an Assignment and Assumption Agreement with Rider Point International pursuant to which it shall have divested itself of any and all assets and/or obligations, except for such assets and/or obligations as are expressly provided for herein (the "Spin-off").

     4.     At  the  Closing.
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          (a) At the Closing, Cutler Law Group shall release from escrow the NTH
     Board Resolutions effectuating the election of members designated by HST to the NTH Board of Directors. The members of the Board of Directors of NTH prior to Closing shall submit resignations at Closing.

          (b) At the Closing, Cutler Law Group shall release the Escrowed NTH Shares to the shareholders or designees of HST.

          (c) At the Closing, Cutler Law Group shall release the Escrowed HST Shares to NTH.

          (d) At the Closing, the existing officers of NTH shall resign and be replaced by those officers appointed by the new Board of Directors.

          (e) At the Closing, Cutler Law Group shall release the documents completing the Debt Assumption to NTH.

     5.     Timing  ofClosing.  The  closing of the transactions contemplated by
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this  Agreement  ((the  "Closing")  shall  occur  upon  the  satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent. The closing date shall occur on May 7, 2008 in the event such conditions are met, unless the Escrow

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Agent  receives  instructions  otherwise from the parties or notice from a party that the conditions set forth herein have not occurred (the "Closing Date"). Unless otherwise advised in writing by the parties, in the event the Closing does not occur on or before May 9th, 2008) the Escrow Agent shall return the Escrowed NTH Shares and the NTH Board Resolutions to NTH; (ii) the Escrow Agent shall return the Escrowed HST Shares to the shareholders of HST; and (iii) the Escrow Agent shall return the documentation with respect to the Debt Assumption to HST.

     6.     Representations  of NTH.  NTH  represents  and  warrants as follows:
            -----------------------

          (a) Ownership of Shares. As of the Closing Date, the shareholders of HST will become the owners of the Escrowed NTH Shares. The Escrowed NTH Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws;

          (b) Fully paid and Nonassessable. The Escrowed NTH Shares constitute duly and validly issued shares of NTH, and are fully paid and nonassessable, and NTH further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

          (c) Organization of NTH; Authorization. NTH is a corporation duly organized, validly existing and in good standing under the laws of StateplaceNevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of NTH and this Agreement constitutes a valid and binding obligation of NTH; enforceable against it in accordance with its terms. Subsequent to the Spin-off, NTH will have no subsidiaries.

          (d) Capitalization. The authorized capital stock of NTH consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the Closing Date (not including the Escrowed NTH Shares), NTH will have a total of no more than 30,039,203 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of common stock of NTH are validly issued, fully paid and non-assessable. There is not and as of the Closing Date, there will not be outstanding any warrants, options or other agreements on the part of NTH obligating NTH to issue any additional shares of common or preferred stock or any of its securities of any kind. Except for the Escrow NTH Shares, NTH will not issue any shares of capital stock from the date of this Agreement through the Closing Date. The Common Stock of NTH is presently trading on the over-the-counter bulletin board maintained by Nasdaq under the symbol "NTHH.OB".

          (e) Ownership of NTH Shares. The delivery of certificates provided herein for the Escrowed NTH Shares will result in the shareholders of HST immediate acquisition of record and beneficial ownership of the Escrowed NTH Shares, free and clear of all encumbrances.

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          (f)  No Conflict as to NTH. Neither the execution and delivery of this
     Agreement nor the consummation of the exchange of the NTH Shares will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of NTH or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of NTH under, any material agreement or commitment to which NTH is a party or by which its property or assets is bound, or to which any of the property or assets of NTH is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of Governmental Body applicable to NTH except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of NTH. The term "Governmental Body" shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

          (g) Consents and Approvals of Governmental Authorities. Except for (i) the filing of a Form 14C to complete Amendment to the Articles of Incorporation of NTH to complete the reverse stock split and name change and (ii) the filing of a Form 8-K with the Securities and Exchange Commission and a Form 8-K/A (filed within 71 days which will include the financials and pro-forma financials of each of NTH and HST), no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by NTH in connection with the execution, delivery and performance of this Agreement by NTH or the consummation of the sale of the Escrowed NTH Shares.

          (h) Other Consents. No consent of any Person is required to be obtained by NTH to the execution, delivery and performance of this Agreement or the consummation of the sale of the NTH Shares, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of NTH.

          (i) Litigation. There is no action, investigation, inquiry, proceeding or suit by or before any Governmental body pending or threatened in writing against or involving NTH, or which questions or challenges the validity of this Agreement. NTH is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of NTH.

          (j) Absence of Certain Changes. From December 31, 2006, to the date hereof, NTH has not:

               1. suffered damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the

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          financial  condition  of  NTH,  or  made any disposition of any of its material properties or assets other than in the ordinary course of business;

               2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments, except as contemplated hereby or required to effect the transactions set forth herein;

               3. other than the NTH Escrowed Shares or other than the total issued and outstanding shares set forth in paragraph 6(d) hereto, issued or sold any equity securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such securities, reclassified, split-up or otherwise changed any such security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

               4. organized any new subsidiary or acquired any securities of any Person or any equity or ownership interest in any business;

               5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

               6. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the Spin-off or otherwise in the ordinary course of business;

               7. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

               8. cancelled any material debts or waived any material claims or rights, except for the Spin-off or otherwise in the ordinary course of business;

               9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

               10. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

               11. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets;

               12. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets;

               13. written off or been required to write off any notes or accounts receivable;

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               14.  written  down  or been required to write down any inventory;

               15. entered into any collective bargaining or union contract or agreement; or

               16. incurred any liability (in excess of $2,000.00) or other obligation.

          (k)  Contracts  and  Commitments.  NTH  is  not  a  party  to  any:

               1. contract or agreement (except for this Agreement) involving any liability, obligation or covenant on the part of NTH;

               2.  lease  of  personal  property;

               3. employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of NTH;

               4. commitment, contract or agreement that is currently expected by the management of NTH to result in any material loss upon completion or performance thereof;

               5. contract, agreement or commitment with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer, except for a management contract with NTH's president; or

               6.  employment  agreement  or  other  similar  agreement.

          (l) Compliance with Law. The operations of NTH have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of NTH. NTH has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. NTH has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

          (m)  Tax  Matters.

               1. NTH (i)(A) has filed or shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only NTH and not HST or its other Affiliates (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be

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          filed  through  the  date  hereof and has paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (B) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (ii) all such Tax Returns filed pursuant to clause (i) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation. (iii) "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.
          (iv) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean: (A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, its business or tassets (or the transfer thereof); (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (C) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause
          (A) as a result of a contractual obligation to indemnify any other person. (v) "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

               2. NTH represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph (1) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of NTH for any taxable period shall have been timely filed, and the income, activities, operations and transactions of NTH shall have been properly included and reflected thereon. NTH shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that

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          are  required  or  permitted  to  include  the  income, or reflect the activities, operations and transactions, of NTH, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, NTH's consolidated federal income tax return for such taxable years. Prior to Closing, NTH will timely file a consolidated federal income tax return for the taxable year ended December 31, 2007 and such return shall include and reflect the income, activities, operations and transactions of NTH for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of NTH for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to NTH and PersonNamedo not generally relate to matters affecting other members of NTH's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. NTH has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

               3. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to NTH, or its assets or operations and no power of attorney granted by NTH with respect to any Tax matter is currently in force.

               4. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to NTH or its assets or operations.

               5. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

          (n) Borrowing and Guarantees. NTH (a) PersonNamedoes not have any indebtedness for borrowed money, (b) is not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person. Following the Spin Off and the conversion of the Convertible Debt, at the Closing, NTH (a) will not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and
     (c) are not guarantors or sureties with respect to the obligations of any Person.

          (o)  Environmental  Matters.

               1. At all times prior to the date hereof, each of NTH and its Subsidiary have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances, the violation of which would have a material adverse effect on the business or financial condition of NTH and its Subsidiary, taken as a whole, or which would require a payment by NTH or its Subsidiary in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

               2. The environmental licenses, permits and authorizations that are material to the operations of NTH and its Subsidiary, taken as a whole, are in full force and effect.

          (p) Securities Matters. As of the Closing Date, NTH has made in a timely manner all filings (the "Filings") with the Securities and Exchange Commission (the "Commission") which it is required to make under the Securities Act of 1933, as amended, and/or under the Securities Exchange Act 1934, as amended (collectively, the "Acts"). At the time filed, each Filing complied as to form in all material respects with the applicable requirements of the Acts and the rules and regulations of the Commission thereunder and, at the time made, no Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (q) Disclosure. Neither this Agreement, the Schedules hereto nor any of the Transaction Documents contain any untrue statement of a material fact with respect to NTH and its Subsidiary, or omit to state a material fact necessary in order to make the statements contained herein or therein with respect to NTH and its Subsidiary not misleading. Neither NTH nor its Subsidiary has any knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or the condition of business of NTH. "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

     7.     Representations ofHST. HST for their respective rights and interests
            ---------------------
represent  and  warrant  as  follows:

          (a) Organization; Authorization. HST is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of HST and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms. HST has no subsidiaries.

          (b) Capitalization. As of the date of this Agreement, HST has 1,500 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. No shares have otherwise been registered under state or U.S. federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of HST are validly issued, fully paid and non-assessable. As of the Closing Date, there will not be outstanding any warrants, options or other agreements on the part of HST obligating any of HST to issue any additional shares of common or preferred stock or any of its securities of any kind. HST will not issue any shares of capital stock from the date of this Agreement through the Closing Date. The Escrowed HST Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws;

          (c) No Conflict as to HST and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the articles of incorporation or organization of HST or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of any of HST or any of its Subsidiaries under, any material agreement or commitment to which any of HST, any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of any of HST or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to HST or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of HST and its subsidiaries, taken as a whole.

          (d) Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by HST or any of either of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by HST or the consummation of the transactions contemplated herein.

          (e) Other Consents. No consent of any Person is required to be obtained by HST to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of HST.

          (f) Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by HST or its Subsidiaries are, in all respects material to the business or financial condition of HST and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. HST has not received notification that it is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of HST and its Subsidiaries, taken as a whole or which would require a payment by HST or any of its subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

          (g) No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by HST or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefore, which action is likely to have a material adverse effect on the business or financial condition of HST and its Subsidiaries, taken as a whole.

          (h) Litigation. There is no action, investigation, inquiry, proceeding or suit by or before any court or Governmental Body pending or threatened in writing against or involving HST or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of HST and any of its Subsidiaries, taken as whole, or which would require a payment by HST or its subsidiaries in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither HST nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of HST or any of its Subsidiaries, taken as a whole, or which would require a payment by HST or its Subsidiaries in excess of $2,000 in the aggregate.

          (i) Absence of Certain Changes. From December 31, 2006, to the date hereof, neither HST nor any of its Subsidiaries has:

               1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of HST and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

               2. made any change or amendment in its articles of incorporation or memorandum of understanding, or other governing instruments;

               3. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

               4. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

               5. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

               6. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

               7. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

               8. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

               9. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $2,000 in the aggregate;

               10. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

               11. written down or been required to write down any inventory in an aggregate amount in excess of $2,000;

               12. entered into any collective bargaining or union contract or agreement; or

               13. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of HST and their subsidiaries taken as a whole.

          (j) Labor Relations. Neither HST nor any of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of HST and its Subsidiaries, taken as a whole, (i) HST and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against HST or any of its Subsidiaries, (iii) no representation question exists respecting the employees of HST or any of its Subsidiaries,
     (iv) neither HST nor any of its Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (v) no collective bargaining agreement relating to employees of HST or any of its Subsidiaries is currently being negotiated.

          (k) Compliance with Law. The operations of HST and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of HST and its Subsidiaries, taken as a whole, or which would not require a payment by HST or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither HST nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. HST and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

          (l)  Tax  Matters.

               1. Each of HST and its Subsidiaries (i)(A) has filed or shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only HST and not NTH or its other Affiliates (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and will have paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (B) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (ii) all such Tax Returns filed pursuant to clause (i) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation.
          Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

               2. Each of HST and its Subsidiaries represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph (1) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of HST and its Subsidiaries for any taxable period shall have been timely filed, and the income, activities, operations and transactions of HST and its Subsidiaries shall have been properly included and reflected thereon. HST and its Subsidiaries shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of HST and its Subsidiaries, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, HST' and Subsidiaries' consolidated federal income tax return for such taxable years. Prior to Closing, HST and its Subsidiaries will timely file a consolidated federal income tax return for the taxable year ended December 31, 2007 and such return shall include and reflect the income, activities, operations and transactions of HST and its Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of HST and its Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to HST and its Subsidiaries, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. Each of HST and its Subsidiaries has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

               3. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

               4. There shall be delivered or made available to NTH at or prior to Closing true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by NTH as may be relevant to HST, its Subsidiaries, or their assets or operations for any and all periods ending after December 31, 2000, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

          (m)  Environmental  Matters.

               1. At all times prior to the date hereof, HST and its Subsidiaries have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances, the violation of which would have a material adverse effect on the business or financial condition of HST and its Subsidiaries, taken as a whole, or which would require a payment by HST or its Subsidiaries in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

               2. The environmental licenses, permits and authorizations that are material to the operations of HST and its Subsidiaries, taken as a whole, are in full force and effect.

               (n) Disclosure. Neither this Agreement, the Schedules hereto nor any of the Transaction Documents contain any untrue statement of a material fact with respect to HST and its Subsidiaries, or omit to state a material fact necessary in order to make the statements contained herein or therein with respect to HST and its Subsidiaries not misleading. Neither HST nor its Subsidiaries has any knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or the condition of business of HST.

8.     Antidilution.  Subsequent  to  Closing,  HST  agrees not to issue any new
       ------------
shares of common stock via a Registration Statement on Form S-8 (other than for an Employee Stock Option Plan) for a period of 24 months.

     9.     Indemnification.
            ---------------

          (a) Survival of Representations, Warranties and Covenants. Notwithstan-ding any right of HST fully to investigate the affairs of NTH and its Subsidiary and the rights of NTH to fully investigate the affairs of HST, and notwithstanding any knowledge of facts determined or determinable by HST or NTH, pursuant to such investigation or right of investigation, HST and NTH, have the right to rely fully upon the representations, warranties, covenants and agreements of NTH, and HST respectively, contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of NTH and HST respectively, contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire twenty four (24) months after the date of Closing; provided, however, that the liability of a party shall not terminate as to any specific claim or claims of the type which arise or result from or are related to a claim for fraud.

          (b) Obligation of NTH and its Subsidiary to Indemnify. Each of NTH and its Subsidiary agrees to indemnify, defend and hold harmless HST (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all claims, losses, liabilities, regulatory actions, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including Taxes, interest, penalties and reasonable attorneys' fees and fees of other experts and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by HST, or any of the foregoing persons arising out of any breach of the representations and warranties, covenants and agreements of NTH contained in this Agreement or in the Schedules or any other Transaction Document.

          (c) Obligation of HST to Indemnify. HST agrees to indemnify, defend and hold harmless NTH (and any heirs, successor or assignee thereof) from and against any Losses suffered or incurred by NTH arising out of any breach of the representations and warranties, covenants and agreements of HST contained in this Agreement or in the Schedules or any other Transaction Document.

          (d)  Notice  and  Opportunity  to  Defend  Third  Party  Claims.

               (i) Within ten (10) days following receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in Losses (an "Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Sections 9(b), or 9(c) (collectively, the

          "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that has been or may be suffered by the Indemnitee.


               (ii) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless: (A) the Asserted Liability includes a claim seeking an order for injunction or other equitable or declaratory relief against the Indemnitee, in which case the Indemnitee may at its own cost and expense and at its option defend the portion of the Asserted Liability seeking equitable or declaratory relief against the Indemnitee, or (B) the Indemnitee shall have reasonably, and in good faith, after consultation with the Indemnifying Party, concluded that: (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party which could prevent or negatively influence the Indemnifying Party from impartially or adequately conducting such defense; or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party but only to the extent such defense cannot legally be asserted by the Indemnifying Party on behalf of the Indemnitee. If the Indemnifying Party elects to defend such Asserted Liability, it shall within ten (10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this
          Section 9(d)(ii), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 9(d) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. If the Indemnifying Party desires to accept a reasonable, final and complete settlement of an Asserted Liability so that such Indemnitee's Loss is paid in full and the Indemnitee refuses to consent to such settlement, then the Indemnifying Party's liability to the Indemnitee shall be limited to the amount offered in the settlement. The Indemnifying Party will exercise good faith in accepting any reasonable, final and complete settlement of an Asserted Liability. In the event the Indemnifying Party elects to defend any Asserted Liability, the Indemnitee may participate, at its own expense, in the defense of such Asserted Liability. In the event the Indemnifying Party is not permitted by the Indemnitee to defend the Asserted Liability, it may nevertheless participate at its own expense in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor.

          (e) Exclusive Remedy. The parties agree that the indemnification provisions of this Section shall constitute the sole or exclusive remedy of any party in seeking damages or other monetary relief with respect to this Agreement and the Contemplated transactions, provided that, nothing herein shall be construed to limit the right of any party to seek: (i) injunctive relief for a breach of this Agreement; or (ii) legal or equitable relief for a claim for fraud.

     10.     Notices.  Any  notice which any of the parties hereto may desire to
             -------
serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

     If  to  NTH              NT  Holding  Corp.
                              1325  Airmotive  #175
                              Reno,  NV  89502
                              Attention:  Alan  Lew,  President

     If  to  HST:             Health  Source  Technologies,  Inc.
                              150  Research  Drive
                              Hampton,  VA  23666
                              Attn:  Ronald  R.  Howell,  President

          Copy  to:           Cutler  Law  Group
                              3206  West  Wimbledon  Dr.
                              Augusta,  GA  30909
                              Facsimile  No.:  (706)  738-1966
                              Attn:  M.  Richard  Cutler

     11.     Successors.  This  Agreement shall be binding upon and inure to the
             ----------
benefit of the heirs, personal representatives and successors and assigns of the parties.

     12.     Choice  of  Law.  This Agreement shall be construed and enforced in
             ---------------
accordance with the laws of the State of Nevada, and the parties submit to the exclusive jurisdiction of the courts of Nevada in respect of all disputes arising hereunder.

     13.     Counterparts.  This  Agreement  may  be  signed  in  one  or  more
             ------------
counterparts,  all of which taken together shall constitute an entire agreement.

     14.     Confidential  Information.  Each of NTH and HST hereby acknowledges
             -------------------------
and agrees that all information disclosed to each other whether written or oral, relating to the other's business activities, its customer names, addresses, all operating plans, information relating to its existing services, new or envisioned products or services and the development thereof, scientific, engineering, or technical information relating to the others business, marketing or product promotional material, including brochures, product literature, plan sheets, and any and all reports generated to customers, with regard to customers, unpublished list of names, and all information relating to order processing, pricing, cost and quotations, and any and all information relating to relationships with customers, is considered confidential information, and is proprietary to, and is considered the invaluable trade secret of such party (collectively "Confidential Information"). Any disclosure of any Confidential Information by any party hereto, its employees, or representatives shall cause immediate, substantial, and irreparable harm and loss to the other. Each party understands that the other desires to keep such Confidential Information in the strictest confidence, and that such party's agreement to do so is a continuing condition of the receipt and possession of Confidential Information, and a material provision of this agreement, and a condition that shall survive the termination of this Agreement. Consequently, each party shall use Confidential Information for the sole purpose of performing its obligations as provided herein.

     15.     Public Announcement.  The parties shall make no public announcement
             -------------------
concerning this agreement, their discussions or any other letters, memos or agreements between the parties relating to this agreement until such time as they agree to the contents of a mutually satisfactory press release which they intend to release on the date of execution of this Agreement. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

     16.     Entire  Agreement.  This  Agreement sets forth the entire agreement
             -----------------
and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

     17.     Costs  and  Expenses.  Except  as  otherwise specifically set forth
             --------------------
herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

     18.     Attorney's  Fees.  Should  any  action  be  commenced  between  the
             -----------------
parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

     19.     Finders.  NTH  represents and warrants that there are no finders or
             --------
other parties which have represented NTH in connection with this transaction which have not been previously provided with appropriate compensation. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of NTH. HST represents and warrants that there are no finders or other parties which have represented HST in connection with this transaction. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of HST.

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                                       19

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For  and  on  behalf  of:          NT  Holding,  Inc.
                                   a  Nevada  corporation


                                   By: \s\ Alan Lew
                                       ----------------
                                   Alan  Lew
                                   President


For  and  on  behalf  of:          Health  Source  Technologies,  Inc.
                                   a  Nevada  corporation


                                   By: Ronald R. Howell
                                       ----------------
                                   Ronald  R.  Howell
                                   President






















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